Exhibit 99.1

CHARAH SOLUTIONS, INC. ENTERS DEFINITIVE AGREEMENT TO BE ACQUIRED BY
SER CAPITAL PARTNERS FOR $6.00 PER COMMON SHARE

Louisville, KY – April 17, 2023 – Charah Solutions, Inc. (OTC Pink: CHRA, the “Company” or “Charah Solutions”) today announced that it entered into a definitive agreement with SER Capital Partners (“SER”), a private investment firm exclusively focused on sustainable investment, to acquire all of the issued and outstanding shares of common stock of the Company. In connection with the transaction, all of the issued and outstanding shares of Series A and Series B preferred stock of the Company will be redeemed by the Company. Subject to stockholder approval and other customary closing conditions, the transaction is expected to be completed in the third quarter of 2023, after which Charah Solutions will be a wholly owned portfolio company of SER.

Under the proposed transaction, SER would acquire all of the issued and outstanding shares of common stock of Charah Solutions for a consideration of $6.00 per share which represents a 134% premium of the Company’s 20-day volume-weighted average price of $2.56 as of April 14, 2023. In addition, all issued and outstanding shares of Series A preferred stock would be redeemed at 100% of its liquidation preference, and Series B preferred stock would be redeemed at 100% of its liquidation preference. The Company’s 8.50% Senior Notes due August 31, 2026 will remain outstanding after the closing of this transaction. Concurrently with the execution of the merger agreement, SER, Charah Solutions and Bernhard Capital Partners (“BCP”), the Company’s largest equity holder, entered into a voting and support agreement, pursuant to which BCP agreed to, among other things, vote its shares of capital stock in favor of the transaction.

Charah Solutions President and Chief Executive Officer Jonathan Batarseh stated, “We are proud to join the SER family. The SER team combines decades of utility industry experience at firms such as Vistra, Duke and Exelon to back best of breed companies that are delivering solutions today to address their sustainability and environmental needs. Our customers will benefit from combining our industry-leading offerings with SER’s forward-looking platform, long-term vision, and strategic resources. Our close to six hundred employees will also gain from our increased commitment and ability to ensure long-term career and growth opportunities.”

Sara Graziano, SER Partner & Investment Committee Chair, said, “Charah Solutions improves its customers’ communities by remediating environmental risks, recycling what was previously considered unusable, and delivering sustainable environmental solutions. Given our history in the power industry, we appreciate Charah Solutions’ strengths and reputation in the industry. We know that this reputation is a result of the dedication of Charah Solutions’ employees who come to work every day committed to safety, quality, and environmental stewardship. We are committed to Charah Solutions’ long-term success as a key partner to utilities and as a strong employer in communities.”

Batarseh concluded, “SER has significant experience in transforming businesses. We are confident that SER will be an excellent strategic and financial partner for Charah Solutions.”

Following the closing of the transaction the Company’s experienced leadership team will continue in their roles, advancing the Company’s focus on the safety of its team members and on providing an exceptional customer experience via its environmentally responsible, innovative, and customized solutions. Charah Solutions’ valued employees will remain employees of the Company under the new ownership structure.

Willkie Farr & Gallagher LLP and Houlihan Lokey are representing the Company.  SER is represented by Jones Day and Guggenheim Securities, LLC.  Kirkland & Ellis LLP represents Bernhard Capital Partners.

About SER Capital Partners

SER Capital Partners is an independent, middle-market private equity firm dedicated to investing in North American sustainable industrial, environmental, and renewable businesses. Over the past two decades, its team members have amassed successful experience in its targeted sectors as private equity investors and senior executives at both private and public businesses. The firm’s strategy is to actively create attractive investments underpinned by critical assets while also authentically measuring and improving key sustainability metrics in line with the UN Principles for Responsible Investing. SER is also committed to aligning interests across its investors, team members, portfolio company management teams, and communities. More is available at www.sercapitalpartners.com.

About Charah Solutions, Inc.

With more than 35 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct recycling to the power generation industry. Based in Louisville, Kentucky, Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. Charah Solutions assists utilities and independent power producers with all aspects of sustainably managing and recycling ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, structural fill projects, power plant remediation and site redevelopment. As a sustainability leader, Charah Solutions is dedicated to preserving our natural resources in an environmentally conscious manner and is focused on developing innovative solutions for the betterment of the planet, the communities in which it operates and its customers. For more information, please visit www.charah.com or download our 2021 Environmental, Social and Governance (ESG) Report at charah.com/sustainability.

CONTACTS	Charah Solutions Investor Contact	IR Agency Contact
SER Capital Partners	Joe Skidmore, CFO	Kirsten Chapman
Gil Melman	Charah Solutions	LHA Investor Relations
(713) 304-2396	(502) 245-1353	(415) 433-3777
gmelman@sercapitalpartners.com	ir@charah.com	charah@lhai.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” “guidance,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2021 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.